Exhibit 5.2

Consent of Burnet, Duckworth & Palmer LLP

We hereby consent to the use of our name in the registration statement on Form F-10 filed by Just Energy Group Inc. on October 4, 2012, as such may thereafter be amended or supplemented, and in the prospectus contained therein, on the face page and under the headings "Legal Matters", "Documents Filed as Part of the Registration Statement" and "Enforceability of Civil Liabilities".  In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Dated:          October 4, 2012

Burnet, Duckworth & Palmer LLP

 /s/ Burnet, Duckworth & Palmer LLP